Aurora Loan Services Inc.
2530 S. Parker Rd., Suite 601
Aurora. CO 80014

Management's Assertion on Compliance with Minimum
Servicing Standards Set Forth in the Uniform Single
Attestation Program/or Mortgage Bankers

Report of Management

We, as members of management of Aurora Loan Services Inc. (the "Company"), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards.
We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of November 30,2002 and for the year then ended.
Based on this evaluation, we assert that during the year ended November 30,2002, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $30,000,000.

/s/Ralph A. Lenzi III

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Ralph A. Lenzi III
Chief Executive Officer

/s/Rick W. Skogg

--------------------
Rick W. Skogg
President

/s/Roy W. Browing III

--------------------
Roy W. Browning III
Chief Financial Officer

/s/Alexandra M. Delargy

--------------------
Alexandra M. Delargy
Senior Vice President and Controller

March 14,2003